As filed with the U.S. Securities and Exchange Commission on February 1, 2008

File Nos. 333-143685 811-02485

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]
Pre-Effective Amendment No. [ ]
Post-Effective Amendment No. 1

JOHN HANCOCK CURRENT INTEREST
(Exact Name of Registrant as Specified in Charter)

601 Congress Street
Boston, Massachusetts 02110
(Address of Principal Executive Offices)
(617) 663-4324
(Registrant’s Area Code and Telephone Number)

Alfred P. Ouellette 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP One Lincoln Street Boston, Massachusetts 02111

JOHN HANCOCK CURRENT INTEREST (“REGISTRANT”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement on Form N-14

Part A – Joint Proxy Statement/Prospectus of John Hancock U.S. Government Cash Reserve Fund (the “Acquired Fund”) and John Hancock Money Market Fund (the “Acquiring Fund”), a series of the Registrant - Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on June 12, 2007, SEC Accession No. 0001010521-07-000440.

Part B - Statement of Additional Information of the Acquiring Fund - Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on June 12, 2007, SEC Accession No. 0001010521-07-000440.

Part C - Other Information Signature Page Exhibit Index

Exhibits - The sole purpose of this filing is to file as an exhibit the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on June 12, 2007, as required by Item 16(12) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

No change from the information set forth in Item 25 of the most recently filed Registration Statement of the Registrant on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 (File Nos. 002-50931 and 811-02485) as filed with the Securities and Exchange Commission on July 26, 2007 (Accession No. 0001010521-07-000544), which information is incorporated herein by reference.

ITEM 16. EXHIBITS
(1)	Amended and Restated Declaration of Trust dated March 8, 2005.	(1)
(1)(a)	Amendment to Declaration of Trust, effective July 1, 2005.	(2)
(2)	Amended and Restated By-Laws dated March 8, 2005.	(1)
(3)	Not applicable.
(4)	Form of Agreement and Plan of Reorganization.	(3)
(5)	Instruments Defining Rights of Security Holders, see Exhibit (1) and (2).
(6)(a)	Investment Management Contract between John Hancock Advisers, Inc. and the	(4)
	Registrant on behalf of the Acquiring Fund dated December 2, 1996.
(6)(b)	Sub-Advisory Agreement between the Registrant, John Hancock Advisers, LLC, and	(2)
	Sovereign Asset Management dated December 31, 2005.
(7)	Distribution Agreement between John Hancock Broker Distribution Services, Inc. and	(5)
	the Registrant dated December 22, 1994.
(7)(a)	Form of Financial Institutional Sales and Service Agreement between John Hancock	(1)
	Funds, Inc. and the John Hancock Funds dated January 1, 1995.
(8)	Not applicable.
(9)	Master Custodian Agreement between John Hancock Funds and Bank of New York	(6)
	dated September 10, 2001.
(10) (a)	Class A Distribution Plan Pursuant to Rule 12b-1 between the Acquiring Fund and	(3)
	John Hancock Funds, Inc. dated December 2, 1996.

(10)(b)	Class B Distribution Plan Pursuant to Rule 12b-1 between the Acquiring Fund and	(3)
	John Hancock Funds, Inc. dated December 2, 1996.
(10)(c)	Class C Distribution Plan Pursuant to Rule 12b-1 between the Acquiring Fund and	(7)
	John Hancock Funds, Inc. dated May 1, 1998.
(10)(d)	John Hancock Funds Class A, Class B and Class C amended and restated Multiple	(8)
	Class Plan Pursuant to Rule 18f-3 for the Acquiring Fund.
(11)	Opinion and Consent of Counsel.	(4)
(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain	(*)
	federal income tax consequences of the Acquiring Fund’s acquisition of the Acquired
	Fund.
(13)(a)	Master Transfer Agency and Service Agreement between John Hancock Funds, Inc.	(7)
	and John Hancock Signature Services, Inc. dated June 1, 1998.
(13)(b)	Amendment to the Amended and Restated Transfer Agency and Service Agreement	(9)
	between John Hancock Funds and John Hancock Signatures Services, Inc. dated July
	1, 2003 and Anti-Money Laundering and Privacy effective dated July 1, 2003.
(13)(c)	Amendment to the Accounting and Legal Services Agreement dated March 8, 2005	(2)
	effective April 1, 2005.
(14)	Consent of Independent Registered Public Accounting Firm.	(4)
(15)	Not applicable.
(16)	Powers of Attorney.	(4)
(17)(a)	John Hancock Advisers, LLC, Sovereign Asset Management LLC, John Hancock	(2)
	funds, LLC and the John Hancock Funds Code of Ethics dated May 15, 2006.
(17)(b)	Independent Directors/Trustees Code of Ethics of the John Hancock Funds	(2)
	dated December 6, 2005.
(18)	Form of Proxy Cards.	(4)

(*) Filed herewith.

(1) Previously filed. Incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form N-1A (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on July 26, 2005 (Accession No. 0001010521-05-000271).

(2) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's Registration Statement on Form N-1A (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on July 26, 2006 (Accession No. 0001010521-06-000576).

(3) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant’s Joint Proxy Statement/Prospectus of John Hancock U.S. Government Cash Reserve Fund, and John Hancock

Money Market Fund on Form N-14AE filed on June 12, 2007 (Accession Number 0001010521-07-000440).

(4) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's Registration Statement on Form N-1A (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on July 26, 2006 (Accession No. 0001010521-06-000576).

(5) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's post-effective amendment number 48 (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on May 9, 1995(Accession No. 0000950135-95-001114).

(6) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's post-effective amendment number 63 (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on July 25, 2002 (Accession No. 0001010521-02-000237).

(7) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's post-effective amendment number 57 (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on July 27, 1998 (Accession No. 0001010521-98-000294).

(8) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's post-effective amendment number 58 (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on May 24, 1999(Accession No. 0001010521-99-000220).

(9) Previously filed. Incorporated herein by reference to the exhibit filed with the Registrant's post-effective amendment number 65 (File Nos. 002-50931 and 811-02485), as filed with the Securities and Exchange Commission on May 14, 2004(Accession No. 0001145443-04-00858).

Item 17. Undertakings.

(1) The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

     A copy of the Amended and Restated Declaration of Trust of John Hancock Current Interest, as amended, is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Boston and Commonwealth of Massachusetts on the 1st day of February, 2008.

John Hancock Current Interest

By:	/s/ Keith F. Hartstein
Name: Keith F. Hartstein
Title: President

As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith F. Hartstein	President	February 1, 2008
Keith F. Hartstein

/s/ Gordon M. Shone	Treasurer (Principal Financial Officer	February 1, 2008
Gordon M. Shone	and Principal Accounting Officer)

/s/ James F. Carlin*	Trustee	February 1, 2008
James F. Carlin

/s/ Richard P. Chapman, Jr.*	Trustee	February 1, 2008
Richard P. Chapman, Jr.

/s/ William H. Cunningham*	Trustee	February 1, 2008
William H. Cunningham

/s/ Charles L. Ladner*	Trustee	February 1, 2008
Charles L. Ladner

/s/ John A. Moore*	Trustee	February 1, 2008
John A. Moore

/s/ Patti McGill Peterson*	Trustee	February 1, 2008
Patti McGill Peterson

/s/ Steven R. Pruchansky*	Trustee	February 1, 2008
Steven R. Pruchansky

/s/ James R. Boyle*	Trustee	February 1, 2008
James R. Boyle

*By:	/s/ Alfred P. Ouellette	February 1, 2008
Alfred P. Ouellette
Attorney-in-Fact, under Power
of Attorney, dated June 5, 2007

EXHIBIT INDEX

Exhibit No.	Description

(12)	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP with respect to certain federal income tax consequences of the Acquiring Fund’s acquisition of the Acquired Fund.